Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES FOURTH-QUARTER

AND YEAR-END 2003 FINANCIAL RESULTS

Company Reports Record Quarter of CardioSEAL® and STARFlex® Revenues

BOSTON, Mass., March 3, 2004 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, today announced financial results for the fourth quarter and year ended December 31, 2003.

Fourth-Quarter Results

CardioSEAL® and STARFlex® cardiac septal repair implant sales for the fourth quarter of 2003 increased 8% to $5.9 million from $5.5 million for the fourth quarter of 2002, and increased 11% from $5.3 million for the third quarter of 2003. United States implant sales in the fourth quarter of 2003 of $4.8 million were slightly ahead of the fourth quarter of 2002 and 5% greater than the third quarter of 2003. Europe implant sales of $1.1 million were more than 50% greater than the fourth quarter of 2002 and more than 40% greater than the third quarter of 2003. Total revenues for the three months ended December 31, 2003 increased to $6.7 million compared with $5.6 million for the quarter ended December 31, 2002. Fourth quarter 2003 revenues included approximately $640,000 of net royalties, compared with $90,000 for the comparable period of 2002. This increase was primarily attributable to net royalties earned from C. R. Bard, Inc. (“Bard”), which commenced in 2003 under the terms of the Company’s November 2001 sale of the vena cava filter product line to Bard.

Net income for the fourth quarter of 2003 was $389,000, or $0.03 per share on a diluted basis. This compares with net income of $3.0 million, or $0.25 per share on a diluted basis, for the comparable period in 2002. The fourth quarter of 2002 included a $3.0 million pre-tax gain on sale of the vena cava filter product line and a gain from the sale of discontinued operations of $874,000. The gain from sale of discontinued operations resulted from a revision of estimates made concerning the costs associated with the July 2002 sale of the Company’s neurosciences business unit and an additional tax benefit attributable to utilization of capital losses associated with that sale.

Comments on the Fourth Quarter

“Record sales of CardioSEAL® and STARFlex® were driven primarily by the increase in our European revenues,” stated President and Chief Executive Officer John E. Ahern. “We believe that growth in European sales reflects our investments in that region over the past year, as well as increased awareness that closing a PFO in certain stroke patients offers an alternative to ongoing drug therapy. During the quarter, we introduced in Europe our new Rapid Transport™ System (“RTS”), which allows the interventional cardiologist to more easily implant STARFlex® – the leading PFO closure device in that market.”

“In the United States, we continued to focus on our CLOSURE I clinical trial comparing PFO closure using our fourth-generation STARFlex® technology to medical therapy,” Ahern continued. “Nearly three-quarters of the projected 100 CLOSURE I clinical sites have completed the Internal Review Board (“IRB”) approval process and two-thirds of those sites have concluded the initiation process allowing them to begin patient enrollment. Although the initial rate of enrollment has been disappointing, we are encouraged by the level of commitment shown by our clinical centers. We are evaluating various factors that could be influencing enrollment rates and are taking actions intended to accelerate the enrollment process, including our recently announced collaboration with the National Stroke Association. Based upon our current estimates, we now believe that the enrollment phase of CLOSURE I will be completed by mid 2005.”

Vice President and Chief Financial Officer Richard E. Davis said, “We remain optimistic that the sales growth achieved in the fourth quarter will continue during the anticipated acceleration of CLOSURE I patient enrollment. While European sales growth, combined with the introduction of RTS, modestly increased our cost of sales percentage in the quarter, we continued to carefully manage expenses as we grew our business and invested in further development of the PFO opportunity. Our cash, cash equivalents and marketable securities at December 31, 2003 was $36.7 million, which we believe will provide the Company with financial strength going forward.”

Full Year Results

CardioSEAL® and STARFlex® sales for the year ended December 31, 2003 increased approximately 11% to $21.4 million from $19.3 million for the year ended December 31, 2002. Total revenues for the year ended December 31, 2003 were $23.0 million, compared with $25.0 million for the same period of 2002. Total revenues for the year ended December 31, 2003 included approximately $1.4 million of net royalties, compared with approximately $400,000 for 2002. This increase was primarily attributable to net royalties earned from Bard. Total revenues for 2002 also included $5.2 million of vena cava filter sales while there were none in 2003.

Net loss for the year ended December 31, 2003 was approximately $1.1 million, or $0.10 per share, compared with net income of $11.1 million, or $0.91 per share on a diluted basis, for the year ended December 31, 2002. Net loss for the year ended December 31, 2003 included approximately $1.2 million of costs associated with the settlement of an arbitration claim. Net income for the year ended December 31, 2002 included a $7.0 million pre-tax gain related to the sale of the vena cava filter product line and a net gain from discontinued operations of approximately $4.9 million.

Comments on 2003

“In 2003, we took significant steps to solidify and extend our leadership position in the emerging PFO closure marketplace,” said Ahern. “Following FDA approval, we launched CLOSURE I – bringing together the best and brightest in the neurology and interventional cardiology communities. As we moved ahead with this landmark study, we continued to achieve steady sales growth for CardioSEAL® and STARFlex®. We generated momentum in Europe during the fourth quarter with the introduction of our enhanced delivery system, RTS. In addition, we settled a major arbitration in September 2003 and, in December 2003, the U.S. District Court for the District of Massachusetts dismissed without prejudice the suits between NMT and AGA Medical Corp. The Company will evaluate refiling its claims against AGA based upon results from the U.S. Patent and Trademark Office (“PTO”). There is no timetable from the PTO as to when it will complete its review.”

Davis added, “From a financial perspective, we carefully managed our expenses throughout the year. The approximate $1.4 million increase in research and development expense in 2003 compared to 2002 was attributable to approximately $2.5 million in CLOSURE I costs, offset primarily by the RTS development costs incurred during 2002. We have entered 2004 with a healthy balance sheet and cash position.”

Business Outlook

Ahern said, “In 2004, we will focus on accelerating patient enrollment in CLOSURE I while continuing to grow our existing business. We will also invest in the promising opportunity for PFO closure in the treatment of migraines and plan to commence a pilot study during 2004. In addition, we are evaluating opportunities to expand our business into the Asia/Pacific region. And lastly, we will continue to enhance our PFO closure technology leadership through ongoing research and development investments.”

Davis concluded, “For the full year 2004 we expect total CardioSEAL® and STARFlex® revenue growth of approximately 10%. However, based on historical seasonality in PFO closure procedures, we currently anticipate first-quarter CardioSEAL® and STARFlex® revenues to decline slightly on a sequential basis. Also, to the extent that we anticipate sales in Europe to increase as a percentage of total sales, we expect a modest reduction in gross margin due to lower average selling prices in Europe and the incremental cost to manufacture the Rapid Transport™ System. As previously reported, based on our assumptions regarding the costs and timing of CLOSURE I, we do not expect to be profitable in 2004, but anticipate maintaining a strong cash position for future investments. We currently expect that cash and cash equivalents at the end of 2004 will exceed $29 million, after including additional expenses not originally anticipated for CLOSURE I enrollment acceleration programs.”

Conference Call Reminder

Management will conduct a conference call at 11:00 a.m. ET this morning to review the Company’s financial results, and to provide updates on CLOSURE I and the outlook for 2004. The conference call will be broadcast live over the Internet. Individuals that are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (913) 981-5558 or (800) 478-6251 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available through midnight (ET) on March 9 at (719) 457-0820 or (888) 203-1112 (Passcode: 640354), or by visiting the Company’s website.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive, catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements — including statements regarding the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including any new applications for our technology or products, the timing, cost and outcome of CLOSURE I, expected patient enrollment levels and the timing thereof, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position — involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, Quarterly Report on Form 10-Q for the period ended September 30, 2003 and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At December 31, 2003	At December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$28,724,767	$19,933,931
Marketable securities	8,000,000	16,310,152
Receivable from sale of product line	—	3,000,000
Accounts receivable, net of reserves of $385,000 and $265,000 in 2003 and 2002, respectively	2,546,846	2,457,322
Inventories	1,931,941	1,178,949
Prepaid expenses and other current assets	2,078,531	1,063,463

Total current assets	43,282,085	43,943,817

Property and equipment, at cost:
Laboratory and computer equipment	2,100,975	1,961,165
Leasehold improvements	1,136,859	1,134,545
Equipment under capital lease	1,188,902	1,188,902
Office furniture and equipment	483,395	475,648

	4,910,131	4,760,260
Less - Accumulated depreciation and amortization	4,128,323	3,779,300

	781,808	980,960

Other assets	58,557	167,850

	$44,122,450	$45,092,627

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,275,781	$2,233,443
Accrued expenses	4,110,525	2,964,641
Current portion of debt obligations	—	27,865
Discontinued operations liabilities	500,000	910,505

Total current liabilities	5,886,306	6,136,454

Stockholders’ equity
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—11,914,787 and 11,712,877 shares in 2003 and 2002, respectively	11,915	11,713
Additional paid-in capital	45,395,546	44,728,424
Less - Treasury stock - 40,000 shares at cost	(119,600)	—
Unrealized gain on marketable securities	—	118,000
Accumulated deficit	(7,051,717)	(5,901,964)

Total stockholders’ equity	38,236,144	38,956,173

	$44,122,450	$45,092,627

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Product sales	$6,015,356	$5,515,291	$21,573,769	$24,545,551
Net royalty income	642,526	90,000	1,387,590	413,074

	6,657,882	5,605,291	22,961,359	24,958,625

Expenses:
Cost of product sales	1,699,411	1,342,320	5,302,700	6,605,861
Research and development	1,962,363	1,300,213	6,961,391	5,543,868
General and administrative	1,331,083	1,315,111	5,545,302	5,495,758
Selling and marketing	1,361,525	1,583,341	5,614,397	5,446,548
Settlement of litigation	(29,000)	—	1,216,357	—

Total costs and expenses	6,325,382	5,540,985	24,640,147	23,092,035

Gain on sale of product line	—	3,000,000	—	7,000,000

Income (loss) from operations	332,500	3,064,306	(1,678,788)	8,866,590

Other Income (Expense):
Foreign currency transaction gain	65,795	26,918	81,399	80,840
Interest expense	—	(2,908)	(5,361)	(10,013)
Interest income	95,560	221,133	557,997	691,171

Total other income, net	161,355	245,143	634,035	761,998

Income (loss) before provision for income taxes	493,855	3,309,449	(1,044,753)	9,628,588

Provision for income taxes	105,000	1,146,000	105,000	3,424,000

Net income (loss) from continuing operations	388,855	2,163,449	(1,149,753)	6,204,588

Discontinued operations:
Loss from discontinued operations	—	—	—	(39,653)
Gain on sale of discontinued operations, including income tax benefit	—	874,028	—	4,914,355

Net gain from discontinued operations	—	874,028	—	4,874,702

Net income (loss)	$388,855	$3,037,477	$(1,149,753)	$11,079,290

Basic net income (loss) per common share:
Continuing operations	$0.03	$0.18	$(0.10)	$0.54
Discontinued operations	—	0.07	—	0.42

Net income (loss)	$0.03	$0.26	$(0.10)	$0.96

Diluted net income (loss) per common share:
Continuing operations	$0.03	$0.18	$(0.10)	$0.51
Discontinued operations	—	0.07	—	0.40

Net income (loss)	$0.03	$0.25	$(0.10)	$0.91

Weighted average common shares outstanding:
Basic	11,863,499	11,695,830	11,808,071	11,542,099

Diluted	12,213,469	12,023,997	11,808,071	12,119,248